Exhibit 99.1

675 Bering Drive, Suite 400
CONTACT:	William George	Houston, Texas 77057
	Chief Financial Officer	713-830-9600
	(713) 830-9600	Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA EXTENDS DEBT FACILITY

—  Facility Increased to $125 Million and Extended to 2014  —

Houston, TX – July 19, 2010 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has amended its existing senior debt facility to increase the amount to $125,000,000 and extend the term to July 16, 2014.  Wells Fargo Bank, National Association will serve as Administrative Agent for the facility.  Capital One, N.A. and Bank of Texas, N.A. were named Co-Syndication Agent, as was Regions Bank, who has joined the facility.  The Company also welcomes BB&T to its core group of lenders.  In addition to the increased commitment, the facility has a new four-year term, and continues to provide advantageous credit costs and flexibility for the Company with regards to acquisitions, dividends and stock buybacks.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “We are very pleased that our lenders have graciously provided us with additional capacity as we work to improve Comfort Systems USA.  The agreement affords the Company the flexibility to continue to seek paths to return value to our stockholders.  A strong and stable facility complements our rock-solid balance sheet and continues to provide an advantage in an industry where owners and general contractors value partners with strong financial foundations.”  Mr. Murdy concluded, “This long-term facility will support our operations and strengthens our resources to achieve future growth.”

Because the Company has a strong positive net cash position, initial cash borrowings under the new credit line will be zero.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 80 locations in 72 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of future events of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, the use of incorrect estimates for bidding a fixed-price contract, undertaking contractual commitments that exceed our labor resources, failing to perform contractual obligations efficiently enough to maintain profitability, national or regional weakness in construction activity and economic conditions, financial difficulties affecting projects, vendors, customers, or subcontractors, our backlog failing to translate into actual revenue or profits, difficulty in obtaining or increased costs associated with bonding and insurance, impairment to goodwill, errors in our percentage-of-completion method of accounting, the result of competition in our markets, our decentralized management structure, shortages of labor and specialty building materials, retention of key management, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in our reports filed with the Securities and Exchange Commission. A further list and description of these risks, uncertainties and other factors are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. These forward-looking statements speak only as of the date of this filing. Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, developments, conditions or circumstances on which any such statement is based.